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                                Exhibit 99.2
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       Joint Press Release of Borland and Corel dated october 21, 1996
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FOR IMMEDIATE RELEASE

                COREL LICENSES PARADOX DATABASE FROM BORLAND
      COREL ASSUMES PARADOX BUSINESS TO ADVANCE LEADERSHIP POSITION IN
                               DESKTOP SUITES;
       BORLAND TO CONTINUE DEVELOPMENT OF PARADOX'S BORLAND DATABASE
              ENGINE AND PARTICIPATE IN PARADOX REVENUE STREAMS


      SCOTTS VALLEY, Calif. -- October 21, 1996 -- After strong sales of Corel(R) Office Professional and gaining sales equal to Microsoft in the US retail channel, Corel will boost marketing and support for the suite's Borland Paradox database product line through a new license agreement between the two companies. Effective today, Corel is licensing the Paradox source code from Borland and will assume responsibility for development, marketing, sales and support for the Paradox family of products worldwide. Under the terms of the license agreement, Borland will continue development of the Borland Database Engine, a key technology found in Paradox and other Borland products, and will continue to sell stand-alone versions of Paradox through October 21, 1997 as a customer service to Borland corporate customers.

      Paradox is the award-winning Windows database from Borland that has been included in Corel Office Professional through a previous alliance between the companies. As part of Corel's future plans for Paradox, a forthcoming release of Paradox will include web development capabilities and increased support for popular application development tools, such as Borland's Delphi.

      "Since acquiring the PerfectOffice Suite from Novell in March of 1996, Corel has made huge gains in market share," said Dr. Michael Cowpland, president and chief executive officer of Corel Corporation. "This license agreement will help Corel further its leadership position in the suite business, improve integration and extend customers investment in Paradox through Corel s increased support for the product."

      "With the overwhelming success of Corel Office Professional, it's clear that suites hold the future for end-user databases," said Michael Greenbaum, vice president of worldwide marketing for Borland. "Borland will be working closely with Corel over the coming months to ensure a smooth transition for customers and channel partners worldwide. Corel's leadership in the suite business and its new focus on Paradox will enable a long, successful future for Paradox."

      "This licensing agreement will enable Corel's marketing and development teams to move forward with this award-winning database program and further integrate it into their office suite," said Joan-Carol Brigham, industry analyst with International Data Corporation. "It's definitely a win-win situation for both companies."

      Effective immediately, customer service, future product development for Paradox, and sales and marketing will be supported by Corel. Borland will provide technical support for Paradox through November 21, and will continue to offer customer service to existing Paradox customers. After that date, customers calling Borland will be directed to Corel. Borland Japan will continue its current marketing, sales and support for another year during the transition period, while Corel will also bundle Paradox in their Japanese suite starting October 21. Following the 12 month transition period, Borland Japan will transition all Paradox related business including such functions as product development,


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      sales, marketing, and distribution to Corel. Borland employees supporting Paradox will remain with Borland and will be re-deployed to its client/server and Internet/intranet product areas.

      "Borland and Corel have worked closely together for the past several months, added Cowpland. "We look forward to working with Borland, our Paradox customers and channel partners to ensure the product's ongoing success."


      ABOUT COREL OFFICE PROFESSIONAL 7
      This 32-bit office suite includes Corel(R) WordPerfect(R), Corel(R) Quattro Pro and Corel(R) Presentations/TM/ for Windows 95(R), plus a host of additional features which offer ease-of-use, OLE functionality, open network integration and Internet connectivity. Corel's new Barista/TM/ technology, included in all three core applications, makes this software package the only one that enables users to publish documents directly to the Java/TM/ Language. Corel Office Professional 7 carries a suggested list price of $695 U.S. for the CD-ROM version with upgrades available for a suggested list price of $249 U.S.


      COREL CORPORATION: REDEFINING THE SUITE MARKET
      Incorporated in 1985, Corel Corporation is recognized internationally as an award-winning developer and marketer of productivity applications, graphics and multimedia software. Corel's product line includes CorelDRAW*, the Corel WordPerfect Suite, Corel Office Professional, CorelVIDEO and over 30 multimedia software titles. Corel's products run on most operating systems, including: Windows, Macintosh, UNIX, MS-DOS and OS/2 and are consistently rated among the strongest in the industry. The company ships its products in over 17 languages through a network of more than 160 distributors in 70 countries worldwide. Corel is traded on the Toronto Stock Exchange (symbol: COS) and the NASDAQ--National Market System (symbol: COSFF). For more information visit Corel's home page.
                                                         -----------------

      BORLAND: MAKING DEVELOPMENT EASIER
      Borland International Inc. (NASDAQ:BORL) is a leading provider of products and services targeted to software developers. Borland is distinguished for its high-quality software development tools, which include Borland C++, Delphi, Delphi Client/Server, IntraBuilder, InterBase, Paradox and Visual dBASE. Borland's award-winning products are supported through comprehensive programs for small-and large-sized software developers, corporate developers, value added resellers and systems integrators. Founded in 1983, Borland is headquartered in Scotts Valley, California.

      Corel, Quattro and WordPerfect are registered trademarks and CorelDRAW, CorelVIDEO, CorelCAD and Barista are trademarks of Corel Corporation or Corel Corporation Limited. All products mentioned are trademarks or registered trademarks of their respective companies.


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